UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Unisys Corporation
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(Name of person(s) filing proxy statement, if other than the registrant)

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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March     , 2015

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2015 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 30, 2015, at the Philadelphia Marriott Downtown, which is located at 1201 Market Street in Philadelphia, Pennsylvania. The meeting will begin at 8:00 a.m.

I believe strongly that Unisys will play an important role in the rapidly-evolving tech landscape. We are making changes to better position the Company in the marketplace and are focused on strengthening our competitive profile and increasing shareholder value.

We are pleased to continue our practice of making proxy materials available to our stockholders over the Internet. We believe that doing so allows us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

Peter A. Altabef

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 30, 2015

Unisys Corporation will hold its 2015 Annual Meeting of Stockholders at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania, on Thursday, April 30, 2015, at 8:00 a.m., local time, to:

1.	approve an amendment to the Company’s Bylaws to increase the mandatory retirement age for directors from age 70 to age 72;

2.	elect eight directors;

3.	ratify the selection of the Company’s independent registered public accounting firm for 2015;

4.	hold an advisory vote on executive compensation; and

5.	transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on March 2, 2015 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Gerald P. Kenney
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March , 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 30, 2015:

The Company’s proxy statement and annual report are available at

www.proxyvote.com

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 30, 2014

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2015 Annual Meeting of Stockholders to be held on April 30, 2015 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) approve an amendment to the Company’s Bylaws to increase the mandatory retirement age for directors from age 70 to age 72, (2) elect directors, (3) ratify the selection of the Company’s independent registered public accounting firm, (4) approve, on an advisory basis, the compensation of the Company’s named executive officers, and (5) transact any other business properly brought before the meeting.

The record date for the annual meeting is March 2, 2015. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 49,910,436 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2014, are being sent or given to stockholders on or about March     , 2015.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote in person at the meeting.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the proposal to amend the Company’s Bylaws to increase the mandatory retirement age for directors from age 70 to age 72, (2) FOR the election of directors, (3) FOR the ratification of the selection of independent registered public accounting firm, (4) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and (5) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors and the resolution regarding the compensation of the Company’s named executive officers are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The amendment to the Company’s Bylaws to increase the mandatory retirement age for directors and the ratification of the selection of independent registered public accounting firm are considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 2, 2015. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 27, 2015. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Amendment to Bylaws (Item 1). The affirmative vote of not less than 80% of the outstanding shares of common stock entitled to vote is required to approve the proposal to amend the Company’s Bylaws to increase the mandatory retirement age of directors. Abstentions will have the same effect as a vote “Against” the proposal.

Election of Directors (Item 2). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “For” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors include votes to “Withhold” authority but do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 3); Advisory Vote on Executive Compensation (Item 4). The proposal to ratify the selection of the Company’s independent registered public accounting firm and the advisory resolution to approve executive compensation will each be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

The advisory vote on executive compensation (Item 4) is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.

INCREASE IN MANDATORY RETIREMENT AGE OF DIRECTORS TO AGE 72

(Item 1)

The Board of Directors has adopted, declared advisable and is submitting for stockholder approval an amendment to the Company’s Bylaws to increase the mandatory retirement age for directors from age 70 to age 72. The adoption of this amendment requires approval of not less than 80% of the outstanding shares of common stock entitled to vote.

The final sentence of Article II, Section 5 of the Company’s Bylaws currently provides as follows:

“No person shall be elected a director of the Corporation after having attained the age of seventy years.”

For the reasons set forth below, the Company’s Board of Directors has adopted and is submitting for stockholder approval an amendment to this provision of the Bylaws to increase the mandatory retirement age for directors to age 72.

The Board believes that 72, rather than 70, is a more appropriate retirement age for the Company’s directors. The current retirement age could deter well-qualified candidates who are approaching the mandatory retirement age from agreeing to serve as directors and could result in the premature retirement of experienced directors who are valuable members of the Board of Directors with deep knowledge of the Company’s history and operations. Increasing the mandatory retirement age to 72 would give the Company the opportunity to benefit from the valuable expertise of directors for a longer time, while maintaining a mandatory retirement age that is in line with the average retirement age of directors of major corporations.

The Company’s current mandatory retirement age is not in alignment with the practices of the Peer Group Companies, discussed below, against which the Company compares itself for executive compensation purposes. Based on the 2014 proxy filings and publicly-

available corporate governance guidelines of the Peer Group Companies, eleven of the twelve Peer Group Companies have a mandatory retirement age higher than that of the Company or have no mandatory retirement age at all.

Number of Peer Group Companies	Mandatory Retirement Age
5	No mandatory retirement age
1	Age 75
5	Age 72
1	Age 70

Increasing the Company’s mandatory retirement age for directors to age 72 will bring the Company into better alignment with the Peer Group Companies and allow the Company to be more competitive with its peers in the recruitment of experienced directors.

If the proposed amendment is approved by stockholders, the final sentence of Article II, Section 5 of the Company’s Bylaws will be amended to read as follows:

“No person shall be elected a director of the Corporation after having attained the age of seventy-two years.”

If approved by the stockholders, this amendment to the Company’s Bylaws will become effective immediately upon approval, and the Board of Directors will also make conforming changes to its corporate governance guidelines regarding the retirement age for directors.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Bylaws to increase the mandatory retirement age of directors to age 72.

ELECTION OF DIRECTORS

(Item 2)

The Board of Directors currently consists of 8 members, each of whose term expires at the annual meeting. Each of the eight directors has been nominated for reelection for a term expiring at the 2016 annual meeting. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

PETER A. ALTABEF

Mr. Altabef, 55, is President and Chief Executive Officer of Unisys and a member of the Board of Directors. Prior to joining Unisys, Mr. Altabef was the President and Chief Executive Officer, and a member of the Board of Directors, of MICROS Systems, Inc. from 2013 through September 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. He previously served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef also serves on the Board of Managers of Merit Energy Company, LLC, and the Advisory Board of Petrus Trust Company, L.T.A. He previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013. Mr. Altabef has served as a director of Unisys since January 2015.

Mr. Altabef comes to Unisys with more than 20 years of senior leadership experience in the information technology industry and, having led both
Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance.
As a result, Mr. Altabef has the leadership skills and experience to serve as a director and as the President and Chief Executive Officer of the
Company.

JARED L. COHON

Dr. Cohon, 67, is President Emeritus and University Professor of Civil and Environmental Engineering and Engineering and Public Policy at Carnegie Mellon University. He served as President of Carnegie Mellon from 1997 until June 2013. During this period, he led the university’s global expansion while enhancing programs in information technology, diversity, international education, economic development and other areas. Prior to joining Carnegie Mellon, Dr. Cohon served as Dean of the School of Forestry and Environmental Studies at Yale University. Before that, he was an associate dean of engineering and vice provost for research at Johns Hopkins University. Dr. Cohon currently serves as a director of Lexmark International, Inc. and of Ingersoll-Rand, plc. From 1999 to 2008, he served as a director of Trane, Inc. (formerly American Standard Companies, Inc.). He has served as a director of Unisys since 2013 and is a member of the Compensation Committee.

Dr. Cohon brings to the Board both the management expertise and the unique perspective on technological matters gained from serving as the president of a global research university known for its leadership in technology programs. This, combined with his distinguished academic career, his international experience and the experience he has gained from serving as a director of multiple publicly traded companies make him a valued contributor to the Board.

ALISON DAVIS

Ms. Davis, 53, is former Managing Partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector, a position she held from 2003 to December 2010. Prior to joining Belvedere, she served as Chief Financial Officer and Head of Strategy and Corporate Development for Barclays Global Investors from 2000 to 2003 and as a senior partner at A.T. Kearney, Inc. from 1993 to 2000. Ms. Davis began her career as a consultant at McKinsey & Company. Ms. Davis is currently a director of the Royal Bank of Scotland Group plc., Diamond Foods, Inc., Fiserv Corporation and several private companies. She also served as a director of First Data Corporation from 2002 to 2007, as a director of LECG Corporation from 2007 to 2011 and as a director of City National Bank from 2010 to 2011. Ms. Davis has served as a director of Unisys since 2011 and is a member of the Compensation Committee and the Audit and Finance Committee.

With her experience in global financial services and her roles as a senior executive and as a consultant, Ms. Davis brings valuable expertise in corporate strategy and financial management to our Board. In addition, Ms. Davis’ years at Belvedere and Barclays, as well as her service as a director of Fiserv, City National Bank and Royal Bank of Scotland, have given her a deep understanding of the financial services market, a market that Unisys serves.

NATHANIEL A. DAVIS

Mr. Davis, 61, is Chief Executive Officer and Chairman of the Board of K12 Inc., a provider of proprietary curricula and on-line education programs for students in kindergarten through high school. Mr. Davis worked as Managing Director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms before assuming the role of Chairman of K12 in 2013. From 2007 to 2008 he was President and Chief Executive Officer of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its President and Chief Operating Officer. He also was a member of the XM Satellite Radio Board of Directors from 1999 until 2008. From 2000 to 2003, he was President and Chief Operating Officer and a member of the Board of Directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011. Mr. Davis has served as a director of Unisys since 2011 and is a member of the Nominating and Corporate Governance Committee.

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to the Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

DENISE K. FLETCHER

Ms. Fletcher, 66, is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider.

Ms. Fletcher is a director of Inovalon, Inc., a publicly-traded technology company, and a member of the Supervisory Board of Mazars Group, an international organization that specializes in audit, accounting, tax, legal and advisory services. During 2004 and 2005 she served as a director of Sempra Energy and of Orbitz, Inc. She has served as a director of Unisys since 2001 and is chair of the Nominating and Corporate Governance Committee and a member of the Audit and Finance Committee.

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with knowledge of financial and tax matters and financial reporting and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard and Bowne have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

LESLIE F. KENNE

Ms. Kenne, 67, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is currently an independent consultant for various defense companies and/or agencies. Ms. Kenne served as a director of EDO Corporation from 2004 to 2007 and is currently a director of Harris Corporation and Oshkosh Corporation. She has served as a director of Unisys since 2006 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

As a retired Air Force Lieutenant General, Ms. Kenne brings a unique perspective to our Board. In addition to her successful record of leadership and military service, she has first-hand experience on large government projects and on the government procurement process, experience that is valuable given the Company’s public sector business. Through her consultancy work, she also has knowledge of the security market, a market that Unisys serves.

LEE D. ROBERTS

Mr. Roberts, 62, is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for document, content and business process management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and Chief Executive Officer from 2000 to 2006, its president and Chief Executive Officer from 1998 to 2000, and President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He is a director of Inovalon, Inc., QAD Inc. and several private companies.

Mr. Roberts has served as a director of Unisys since 2011 and is chair of the Compensation Committee and a member of the Audit and Finance Committee.

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Unisys Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

PAUL E. WEAVER

Mr. Weaver, 69, has over 30 years of experience in providing accounting, audit and business advisory advice and services. He was with PricewaterhouseCoopers from 1972 to 2006, serving as the firm’s Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver is currently a director of AMN Healthcare, Inc. and WellCare Health Plans, Inc. He also served as a director of Gateway, Inc. from 2006 to 2007 and as a director of Idearc Media from 2006 to 2009. Mr. Weaver has served as a director of Unisys since 2010 and is Chairman of the Board and chair of the Audit and Finance Committee.

Mr. Weaver’s experience in leadership and governance roles within PricewaterhouseCoopers, his position as head of the firm’s global technology practice and his years of experience providing audit and advisory services to a number of the world’s largest multinational companies make him particularly suited to be Chairman of Unisys and chair of the Audit and Finance Committee. In addition, his service on other boards and committees, including as chairman of the audit committees of AMN Healthcare and WellCare Health Plans, and as a member of the compensation committee of WellCare, gives him valuable knowledge and perspective.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held seven meetings in 2014. During 2014, all directors attended at least 75% of the total number of meetings of the Board of Directors and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2014 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors other than Mr. Altabef meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2014.

Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

Audit and Finance Committee

On May 1, 2014, the Board of Directors established the Audit and Finance Committee to replace its previously separate Audit Committee and Finance Committee. The Audit and Finance Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal financial and accounting controls, (3) the independence and qualifications of its independent registered public accounting firm, (4) the performance of its internal auditors and independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs, (6) the Company’s risk assessment and risk management policies, (7) the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans and (8) the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. In 2014, the Audit and Finance Committee held four meetings, the Audit Committee held four meetings and the Finance Committee held two meetings, for a total of ten meetings. Its members are Ms. Davis, Ms. Fletcher, Mr. Roberts and Mr. Weaver (chair). The Board has determined that each of Ms. Davis, Ms. Fletcher, Mr. Roberts and Mr. Weaver is an audit committee financial expert as defined by the SEC.

Compensation Committee

The Compensation Committee oversees the compensation of the Company’s executives, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the Chief Executive Officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s Chief Executive Officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2014, the outside compensation consultant engaged by the Compensation Committee was Pearl Meyer & Partners. During 2014, Pearl Meyer & Partners and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Pearl Meyer & Partners has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held eleven meetings in 2014. Its members are Dr. Cohon, Ms. Davis, Ms. Kenne and Mr. Roberts (chair).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. The Nominating and Corporate Governance Committee held three meetings in 2014. Its members are Mr. Davis, Ms. Fletcher (chair) and Ms. Kenne.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. In 2014, the Nominating and Corporate Governance Committee recommended, and the Board elected, one new director, Mr. Altabef, who was also elected President and Chief Executive Officer of the Company effective January 1, 2015. As part of the selection process, the Board considered Mr. Altabef’s experience leading both Perot Systems Corporation and MICROS Systems, Inc., and his proven ability to drive revenue growth and achieve strong financial performance. As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above in Item 2.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

As set forth in paragraph 4 of “Corporate Governance Guidelines” below, the Board believes that it should have the flexibility to make the selection of Chairman of the Board and Chief Executive Officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Over the last several years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate Chairman and Chief Executive Officer, with the Chairman being a member of the Company’s management (2005); combined Chairman and Chief Executive Officer (2008 to 2014); and separate non-employee Chairman and Chief Executive Officer (2006 to 2008 and 2015). Pursuant to the Company’s governance guidelines, whenever the Chairman is an employee of the Company, the Board elects a lead director from its independent directors. From May 1, 2014 until December 31, 2014, Mr. Weaver was the lead director. Currently, Mr.  Weaver is Chairman of the Board.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit and Finance Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a comprehensive risk assessment report and reviews that report with the Audit and Finance Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit and Finance Committee regarding their design and effectiveness. The Audit and Finance Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance, regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets, and oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Risk Assessment of Compensation Policies and Practices

The Company has conducted an internal risk assessment of its employee compensation policies and practices, including those relating to its employees who are not executive officers, and has concluded that these compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on it. In performing its assessment, the Company inventoried its compensation plans, with particular emphasis on incentive compensation plans, and assessed the risks, including financial and operational risks, of those plans. This assessment included an evaluation of the plans’ structure and philosophy, design characteristics and performance measurement features, including (a) compensation mix, (b) performance metrics and the relationship between those metrics and the Company’s business strategy and the creation of long-term stockholder value, (c) whether caps and thresholds exist, (d) length of performance and vesting periods and (e) the existence of risk mitigating factors such as stock ownership guidelines. The Compensation Committee has reviewed this assessment.

Compensation of Directors

In 2014, the Company’s non-employee directors received an annual retainer/attendance fee for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. In addition, Mr. Weaver received a $16,667 retainer for serving as lead director from May 1, 2014 to December 31, 2014, a retainer of $6,667 for serving as chair of the Audit Committee from January 1, 2014 to May 1, 2014, when the Committee was eliminated, and a $13,333 retainer for serving as chair of the Audit and Finance Committee from May 1, 2014 to December 31, 2014; the chair of the Compensation Committee received a $10,000 annual retainer; the chair of the Nominating and Corporate Governance Committee received a $5,000 annual retainer; and the chair of the Finance Committee received a $1,667 retainer for the period from January 1, 2014 to May 1, 2014, when the committee was eliminated. In February 2014, the Board approved an annual grant to each non-employee director of restricted stock units having a value of $150,000 (based on the fair market value of Unisys common stock on the date of grant). Accordingly, on February 6, 2014, each non-employee director received an annual grant of 4,746 restricted stock units that vested 100% on the date of grant. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The table below provides a summary of the 2014 compensation of current non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jared L. Cohon	67,500	150,021	—	—	—	—	217,521
Alison Davis	69,000	150,021	—	—	—	—	219,021
Nathaniel A. Davis	61,500	150,021	—	—	—	—	211,521
Denise K. Fletcher Chair, Nominating and Corporate Governance Committee	72,500	150,021	—	—	—	—	222,521
Leslie F. Kenne	67,500	150,021	—	—	—	—	217,521
Lee D. Roberts Chair, Compensation Committee	77,500	150,021	—	—	—	—	227,521
Paul E. Weaver Lead Director Chair, Audit and Finance Committee	107,167	150,021	—	—	—	—	257,188

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for chairs of committees and the lead director, and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2014 financial statements. Amounts shown are in respect of the 4,746 restricted stock units granted to directors on February 6, 2014. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2014, directors had outstanding stock units in respect of directors’ fees as follows: Dr. Cohon – 0; Ms. Davis – 0; Mr. Davis – 0; Ms. Fletcher – 1,314.8; Ms. Kenne – 0; Mr. Roberts – 0; Mr. Weaver – 0.

(4)	At December 31, 2014, none of the directors had outstanding stock options.

Under the Company’s stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer by the later of February 2017 or five years after the director’s date of election to the Board. The number of shares owned by each director is set forth in the stock ownership table on page .

Code of Ethics and Business Conduct

Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the Chief Executive Officer, Chief Financial

Officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange.

5. In accordance with the Company’s Bylaws, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 70 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s Chief Executive Officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-management directors will evaluate the performance of the Chief Executive Officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the Chief Executive Officer.

15. To assist the Board in its planning for the succession to the position of Chief Executive Officer, the Chief Executive Officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

If the stockholders approve the amendment to the Company’s Bylaws to increase the mandatory retirement age for directors from age 70 to age 72, the Board will make conforming changes to its corporate governance guidelines.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2014 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the Chief Executive Officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit and Finance Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2014, including internal controls over financial reporting, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit and Finance Committee

Alison Davis

Denise K. Fletcher

Lee D. Roberts

Paul E. Weaver (Chair)

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2014 and 2013. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2014 and 2013 (in millions of dollars):

	2014	2013
Audit Fees	$9.8	$9.7
Audit-Related Fees	2.0	1.7
Tax Fees	0.2	0.3
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 3)

The Audit and Finance Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2015. KPMG LLP has been the Company’s independent registered public accounting firm since 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Compensation Discussion and Analysis”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 23, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2014 results. Please read the “Compensation Discussion and Analysis”, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2014.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the

Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2.816 million(1) 0.354 million(2)	$ 29.51 $ 0	2.739 million(3)
Equity compensation plans not approved by security holders(4)	0.004 million(5)	$ 0	0
Total	3.174 million		2.739 million

(1)	Represents stock options.

(2)	Represents restricted share units and stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(3)	Approximately 0.443 million shares are issuable under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”), approximately 0.584 million shares are issuable under the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”) and approximately 1.713 million shares are issuable under the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “2010 Plan”). Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

(4)	Represents the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under one of the 2003 Plan, the 2007 Plan or the 2010 Plan, all of which were approved by stockholders. No shares (other than shares subject to outstanding awards previously made) are available for future issuance under the Stock Unit Plan.

(5)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially own more than 5% of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock		Percent of Class
BlackRock, Inc.	2,816,774	(1)	5.6
55 East 52nd Street New York, NY 10022
Fairpointe Capital LLC	5,671,621	(2)	11.40
1 N. Franklin Street, Suite 3300 Chicago, IL 60606
FMR LLC	5,638,029	(3)	11.29
Edward C. Johnson 3d Abigail P. Johnson 245 Summer Street Boston, MA 02210
JHL Capital Group LLC	2,950,000	(4)	5.9

JHL Capital Group Master Fund L.P.

JHL Capital Group Master Fund GP Ltd.

James H. Litinsky

900 N. Michigan Avenue, Suite 1700

Chicago, IL 60611

P.O. Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

The Vanguard Group	2,964,266	(5)	5.93
100 Vanguard Blvd. Malvern, PA 19355

(1)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 2,694,228 shares.

(2)	Sole dispositive power has been reported for 5,605,321 shares, and shared dispositive power has been reported for 66,300 shares. Sole voting power has been reported for 5,530,983 shares.

(3)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 753,332 shares.

(4)	Shared dispositive and shared voting power have been reported for all shares.

(5)	Sole dispositive power has been reported for 2,898,495 shares, and shared dispositive power has been reported for 65,771 shares. Sole voting power has been reported for 69,341 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of March 2, 2015 by all directors, each of the executive officers named on page 23, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1)(2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)(3)	Percent of Class
Peter A. Altabef			*
Jared L. Cohon			*
J. Edward Coleman			*
Edward C. Davies			*
Alison Davis			*
Nathaniel A. Davis			*
Denise K. Fletcher			*
Ronald S. Frankenfield			*
Janet B. Haugen			*
Leslie F. Kenne			*
David A. Loeser			*
Jeffrey E. Renzi			*
Lee D. Roberts			*
Paul E. Weaver			*
All directors and current officers as a group

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Mr. Coleman, ; Mr. Davies, ; Mr. Frankenfield, ; Ms. Haugen, ; current officers as a group, . With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 12, for directors as follows: Ms. Fletcher, . They may not be voted.

(c)	Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Cohon, ; Ms. Davis, ; Ms. Fletcher, ; and Ms. Kenne, . Deferred stock units are distributed in shares of common stock upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following March 2, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following provides information regarding the compensation and benefit programs in place during 2014 for the executive officers named in the Summary Compensation Table on page 41. These officers (collectively, the “Named Officers”) are:

Name	Title
J. Edward Coleman	Former Chairman and Chief Executive Officer
Janet B. Haugen	Senior Vice President and Chief Financial Officer
Ronald S. Frankenfield	Senior Vice President and President, Enterprise Solutions
Jeffrey E. Renzi	Senior Vice President and President, Global Sales
David A. Loeser	Senior Vice President, Worldwide Human Resources
Edward C. Davies	Former Senior Vice President and President, Federal Systems

Mr. Coleman and Mr. Davies left the Company during 2014, but are included as Named Officers pursuant to SEC rules. Ms. Haugen, Mr. Frankenfield, Mr. Renzi and Mr. Loeser are sometimes referred to in this proxy statement as the “Continuing Named Officers.”

Overview

The Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (a) base salary, (b) short-term, performance-based cash incentives (bonus) and (c) long-term incentives in the form of equity-based awards (stock options and performance-based and time-based RSUs in 2014). The following discussion of compensation focuses on these three types of compensation.

A Significant Portion of Executive Officer Target Compensation is At Risk and Performance Based

The Company’s executive compensation program is strongly focused on pay-for-performance principles, with a significant portion of executive officer compensation at risk and dependent upon the Company’s financial performance and/or an increase in the Company’s stock price. Bonuses and the amount of performance-based RSUs that can be earned are dependent on the achievement of financial goals; the value of performance-based and time-based RSUs, once earned, increases and decreases based on the Company’s stock price; and stock options have value only if and to the extent that the Company’s stock price exceeds the exercise price of the option.

As shown in the following charts, for 2014, approximately 72% of the total target compensation of J. Edward Coleman, the Company’s former Chairman and Chief Executive Officer, was at risk, with approximately 50% dependent on the achievement of performance metrics. In addition, approximately 70% of Mr. Coleman’s total target compensation was in the form of equity-based awards.

Components of CEO Target Compensation

CEO Compensation Component	Target Amount	Percentage of Target Compensation *	Performance Measured
Fixed Compensation
Base Salary	$972,000	14%
Time-Based RSUs	$1,031,995	15%
Total Fixed Compensation	$2,003,995	28%
At-Risk Compensation
Bonus	$1,215,000	17%	Revenue, Pre-Tax Profit, Free Cash Flow
Performance-Based RSUs	$2,322,149	33%	Technology Revenue, Services Operating Margin
Stock Options	$1,575,567	22%
Total At-Risk Compensation	$5,112,716	72%
Total Target Compensation	$7,116,711	100%

*	Rounded to the nearest whole percent

For the other Named Officers, at-risk compensation averaged 62% of total target compensation, with approximately 46% dependent on the achievement of performance metrics. Approximately 50% of the total target compensation of the other Named Officers was in the form of equity-based awards.

While the actual amount of total compensation earned will vary based on the Company’s performance and its stock price, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions in the market.

CEO Transition

Mr. Coleman left the Company effective December 1, 2014. Pursuant to the terms of the letter agreement dated December 22, 2008 between the Company and Mr. Coleman, as a result of his departure Mr. Coleman became entitled to receive an amount equal to two times his base salary plus his annual bonus (in an amount equal to the average percentage of his target bonus paid for the preceding three years multiplied by his target bonus amount as of his departure date). This payment, which totals $3,458,620, will be paid in a lump sum six months following Mr. Coleman’s departure date. In addition, the vesting of restricted stock units (“RSUs”) in respect of 19,728 shares of Company common stock that previously had been granted was accelerated. Mr. Coleman and his eligible dependents will also be entitled to continued medical and dental coverage, at the same costs applicable to active employees, for up to two years following his departure date. Such coverage will cease if Mr. Coleman becomes employed during that two-year period.

Peter Altabef was named President and Chief Executive Officer of the Company effective January 1, 2015. Under a letter agreement entered into between Mr. Altabef and the Company covering the terms and conditions of Mr. Altabef’s employment as President and Chief Executive Officer, Mr. Altabef is entitled to an annual base salary of not less than $972,000 per year (the same as the annual salary previously paid to Mr. Coleman) and is eligible to earn an annual bonus with a target bonus opportunity of not less than 125% of his annual base salary (the same as Mr. Coleman’s target bonus opportunity). Mr. Altabef is also eligible to receive equity and other long-term incentive awards under the Company’s long-term incentive plans in each year such awards are made to executive officers generally and to participate in the benefit programs generally made available to executive officers as in effect from time to time. During Mr. Altabef’s employment, he will be provided with access to the use of a company-paid apartment in the Philadelphia metropolitan area for business purposes.

In accordance with the terms of his letter agreement, on January 5, 2015 Mr. Altabef received a grant of 30,000 time-based RSUs and a stock option grant to acquire 140,000 shares of Unisys common stock. The time-based RSUs and the stock options will vest one-third per year beginning on the first anniversary of the date of grant. The stock option has an exercise price equal to the fair market value of Unisys common stock on the date of grant and a five-year term. Mr. Altabef also received a grant of 70,000 performance-based RSUs, which will vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that the performance criteria are met, and subject to his continued employment on such date.

Company Performance

Results for 2014 included:

•	Net income of $44 million (which included $73 million of pension expense), compared to net income of $92 million (which included $94 million of pension expense) in 2013;

•	Revenue of $3.36 billion, compared to revenue of $3.46 billion in 2013;

•

$121 million of cash generated from operations, which included $183 million of pension contributions. In 2013, cash generated from operations was $187 million including $147 million of pension contributions; and

•	A cash balance of $494 million at year end, compared to a cash balance of $640 million at December 31, 2013.

These results were considered when determining compensation paid for 2014, as discussed below.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for a more detailed description of the Company’s financial results.

Compensation Actions for 2014

As in recent years, in 2014 the Company adopted a compensation strategy with the Company’s goals which resulted in realizable compensation for the year reflecting the Company’s financial performance. Key compensation decisions with respect to the Named Officers for 2014 included:

•

CEO Transition – As described above, Mr. Coleman left the Company on December 1, 2014. In December 2014 the Company announced that Mr. Altabef was joining the Company as its new President and Chief Executive Officer as of January 1, 2015. Mr. Altabef’s annual base salary and target bonus opportunity for 2015 are the same as Mr. Coleman’s annual base salary and target bonus opportunity for 2014.

•

Base salaries – The Named Officers did not receive base salary increases in 2014 given general economic conditions and the Company’s on-going efforts to contain costs. The base salaries for the Named Officers were generally aligned with the median for persons holding comparable positions in the market.

•

Short-term cash incentive awards – The Named Officers were eligible to receive bonuses in the form of short-term cash incentive awards based on performance. Each Named Officer was assigned a target annual bonus as a percentage of annual salary based on market median levels and the role of each Named Officer within the Company. The overall upside for maximum performance was increased from 130% to 160% in 2014 to better align with market practice and further incent outstanding performance. The extent to which these target amounts were actually earned depended entirely upon the performance of the Company against quarterly and annual performance targets set by the Compensation Committee. In 2014, three corporate metrics, pre-tax profit, revenue and free cash flow, were used to measure the Company’s performance for all executive officers, including the leaders of the Company’s business units, in order to promote cross-selling and a common focus across the organization. For 2014, the actual amount of short-term incentive compensation earned by the Continuing Named Officers was 65% of their target bonus amount.

•

Long-term incentive awards – In 2014, the Company modified its long-term incentive program in order to increase the linkage of pay and performance, better support its current strategic direction and bring the program more in line with market. The Company changed its target long-term incentive mix to place greater weight on performance-based RSUs and introduced time-based RSUs in order to promote executive retention. Long-term incentive awards also included stock options, providing further alignment between compensation and shareholder value creation. Performance-based RSUs were designed to be earned to the extent the Company achieved technology revenue and services operating margin objectives, each weighted 50%. In 2014, the Company did not meet the threshold level for either metric. As a result, no performance-based RSUs were earned. Time-based RSUs vest one-third annually over a three-year period. Stock option grants in 2014 had an exercise price equal to the fair market value of Unisys common stock on the date of grant and will vest one-third annually over a three-year period.

In consideration of the Company’s desire to achieve an appropriate balance between the goals of its long-term incentive program, its compensation expense and dilution to its stockholders, the grant date value of these long-term incentive awards to the Named Officers, as shown in the Summary Compensation Table on page 41, in the aggregate, was between the 25th percentile and the median for awards granted by the market.

•

Severance agreements – During 2014, the Compensation Committee reviewed the competitiveness of its existing severance practices. The committee’s independent compensation consultant, Pearl Meyer & Partners, provided an analysis that showed that the severance arrangements offered to the Company’s executive officers were not competitive with the peer group, discussed below, against which the Company compares its executive compensation (the “Peer Group Companies”). In order to promote executive stability in light of the CEO transition and better align the Company’s practices with the market, in December 2014 the Company entered into letter agreements with certain of its executive officers, including Ms. Haugen, Mr. Frankenfield, Mr. Renzi and Mr. Loeser, providing that, among other severance benefits, each such executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus if such executive officer’s employment is terminated by the Company without “cause” or by such executive officer for “good reason”.

Reflecting year-over-year increases in the expected value of long-term incentives, competitiveness of total target compensation for 2014 was generally in line with the market median. Due to the Company’s performance and as discussed below, actual compensation was significantly below target.

Pay for Performance Alignment

As set forth above, the Company’s executive compensation program is strongly focused on pay-for-performance principles and is designed to align the interests of executives with the interests of stockholders. Approximately 72% and 62% of the total target compensation of Mr. Coleman’s and the other Named Officers, respectively, was at risk and approximately 50% and 46%, respectively, was dependent upon the achievement of performance metrics.

In 2014, the Company remained focused on increasing revenue and pre-tax profit while maintaining strong free cash flow. An important part of the Company’s strategy to achieve these goals was to maintain or grow revenue in the Company’s technology business and to increase the operating margins of the Company’s services business. In order to strengthen the alignment between the compensation of the Named Officers and the Company’s strategy, the Compensation Committee tied bonus payments under the Company’s Executive Variable Compensation Plan (the “EVC Plan”) to the achievement of targets relating to the Company’s revenue, pre-tax profit and free cash flow, and the vesting of performance-based RSUs to the achievement of targets relating to the revenue of the Company’s technology business and the operating margins of the Company’s services business. Performance-based target compensation would only be earned to the extent that the Company met or exceeded the targets set for each metric and if the Company failed to meet a threshold, generally no compensation related to that metric would be earned for that measurement period. In addition, the Named Officers are only compensated through stock options to the extent that stock price at the time of exercise and sale exceeds the exercise price of the stock option, which is equal to the fair market value of the stock on the date of grant.

Because a large portion of the Named Officers’ compensation is based on equity awards, there can be significant differences between “realizable” compensation and compensation as set forth in the Summary Compensation Table of this and prior years’ proxy statements. Both realizable compensation and compensation set forth in the Summary Compensation Table show the actual amount of salary and bonus earned. Realizable compensation differs from compensation shown in the Summary Compensation Table in the way that equity-based awards are valued. As required by the SEC, the Summary Compensation Table shows the fair value of stock awards and option awards as of the date of grant, calculated in accordance with accounting rules. These amounts represent the Company’s accounting expense for these grants. The amounts do not reflect the actual number of performance-based RSUs earned based on the Company’s performance and, for both RSUs and stock options, do not take into account changes in the Company’s stock price after the date of grant, both of which affect actual compensation earned. Realizable compensation takes both of these factors into account.

The following chart compares the Company’s TSR percentile and Mr. Coleman’s realizable compensation percentile for the three-year period 2011-2013 with those of the Peer Group Companies. Each point on the chart represents a CEO’s percentile position for realizable compensation relative to his or her company’s three-year TSR. A difference of fewer than 25 points between TSR percentile and realizable compensation percentile — the alignment corridor banded by the diagonal bars below — suggests reasonable alignment between TSR and realizable compensation. When compared to the Peer Group Companies, Mr. Coleman’s realizable compensation was at the fifteenth percentile and the Company’s TSR was at the sixty-ninth percentile, showing that during this time period Mr. Coleman’s realizable compensation was below median realizable pay of the CEOs of the Peer Group Companies and the Company’s TSR was above the median TSR of the Peer Group Companies.

The chart above is based on the 2014 proxy filings of the Peer Group Companies and therefore covers only the period 2011-2013. For purposes of the chart, realizable compensation consists of (a) base salary paid over the period, (b) actual short-term cash incentive awards earned over the period, (c) the value of any “in-the-money” stock options granted during the period, (d) the value of all non-performance-based equity awards granted during the period, and (e) the value of all performance-based equity awards granted during the period (calculated using the actual number of earned shares for grants for which the performance period had been completed and using target values for grants for which the performance period had not been completed). The realizable value of stock options and other equity-based awards was calculated using each company’s closing stock price on the last day of the three-year period.

Compensation Policies and Practices

The Compensation Committee continually evaluates the Company’s compensation policies and practices to ensure that they are consistent with good governance practices. To that end, the Company:

•	Has stock ownership guidelines for both officers and directors;

•	Generally does not pay tax gross-ups on perquisites;

•

Has made changes to change in control employment agreements entered into with newly elected officers that (a) shorten the benefits continuation period from three years to two years, (b) reduce benefits from a multiple of three to a multiple of two times salary and bonus, (c) eliminate excise tax gross-ups and (d) eliminate the provision allowing the executive to receive benefits if he or she voluntarily terminates employment during the 13th month following a change in control, except that Mr. Altabef’s change in control employment agreement provides for a multiple of two and one-half times salary and bonus;

•	Has in place a compensation risk assessment process to assess the risks of its compensation programs and policies;

•	Has an insider trading policy that prohibits employees, officers and directors from engaging in hedging transactions or pledging Unisys securities;

•

Has an executive officer clawback policy under which the Company will seek to recover incentive-based compensation from executive officers if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement;

•	Has an independent outside compensation consultant that is engaged by the Compensation Committee; and

•	Has set metrics for performance-based long-term equity incentive awards that differ from the performance metrics used for short-term incentive awards.

In evaluating its compensation program, the Company also considers the results of its most recent stockholder advisory vote on executive compensation. At the 2014 annual meeting, the Company’s executive compensation program received a favorable vote of over 97% of the votes cast. The Company believes that this shows that its stockholders support the overall design of the Company’s compensation program and its compensation decisions.

The Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles, with a significant portion of target compensation at risk and based on the Company’s performance. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and the compensation of the Named Officers varies depending upon the achievement of these goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company.

Compensation Philosophy

As described above, the Company’s executive compensation program is designed to attract, retain and motivate executives who lead the Company’s business, to reward them for achieving both financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (1) base salary, (2) short-term cash incentives tied to annual and quarterly performance and (3) long-term incentives in the form of RSUs, stock options and/or other stock-based awards.

Each of the three principal elements of the Company’s executive compensation program is essential to meeting the program’s overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries are used primarily to attract and retain executives responsible for the Company’s success. Cash incentive compensation is “at-risk” compensation designed both to reward executives for the achievement of short-term goals and to attract and retain executives. Long-term incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for long-term business success and to attract and retain executives responsible for this long-term success.

The Company has not adopted a formula to allocate total compensation among its various components. As a general matter, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be consistent with the median for the Peer Group Companies. However, the Company incorporates flexibility into its compensation programs and into the assessment process to respond to and adjust for the changing business environment, to emphasize, as needed, one or more of its compensation objectives and to take into consideration individual performance, as well as the relative complexity and strategic importance of any particular position held.

Market Analysis

The Company’s executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of the Company’s executive compensation program for 2014, the Compensation Committee compared the Company’s overall compensation practices (types of compensation paid, mix of variable and fixed compensation, mix of cash and equity-based compensation and the like) and compensation levels for the Chief Executive Officer, Chief Financial Officer and business unit leaders (total annual compensation, as well as each component of their total compensation) with the Peer Group Companies listed below. The list of Peer Group Companies was developed with input from the Compensation Committee’s compensation consultant using a rules-based selection process that focused on companies that are similar to the Company with respect to business operations (product and services offerings, customer base, end markets, etc.) and size of revenue and employee population (generally from one-third to three times the size of the Company’s revenue and employee population). Market capitalization was also considered as a secondary criterion. The Peer Group Companies for 2014 were:

Automatic Data Processing, Inc.	Convergys Corporation	Lexmark International Inc.
CACI International Inc.	Diebold Inc.	ManTech International Corporation
Cognizant Technology Solutions Corporation	Fidelity National Information Services, Inc.	NCR Corporation
Computer Sciences Corporation	Fiserv, Inc.	Sapient Corporation

The Compensation Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape. In September 2014, the committee’s compensation consultant recommended, and the committee approved, revisions to the list of companies to be used to evaluate executive compensation in 2015. One company, Automatic Data Processing, Inc., was removed from the list of peer group companies for 2015, and two companies, CGI Group, Inc. and Pitney Bowes Inc., were added. The Compensation Committee believes that these revisions are in line with its objectives of developing a peer group comprising companies with a size, complexity and business mix comparable to that of Unisys.

When determining compensation for other executive officers, the committee considers information from the 2013 Towers Watson CDB High Tech Survey and the 2013 Equilar Compensation Report for technology companies. These surveys show compensation levels across a broad spectrum of companies and are used to inform the Compensation Committee regarding market executive compensation levels, particularly for positions other than chief executive officer, chief financial officer and business unit leaders.

Comparisons to “market” in the “Executive Compensation” section of this proxy statement generally are based on the market consisting of the Peer Group Companies when referring to the Chief Executive Officer, Chief Financial Officer, business unit leaders and compensation practices and are based on the companies included in the Towers Watson and Equilar surveys discussed above when referring to other executive officers.

Role of Compensation Consultants and Management

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. In 2014, Pearl Meyer & Partners was the committee’s outside compensation consultant. In this role, Pearl Meyer & Partners performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and director compensation, particularly analyses of the Company’s executive and director compensation in comparison to the Peer Group Companies. Pearl Meyer & Partners spoke with the chairman of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and met from time to time in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, throughout 2014 the committee solicited input from Mr. Coleman regarding the compensation of those executives who reported directly to him. In connection with these recommendations, Mr. Coleman consulted with the Company’s head of human resources and senior executive compensation staff and met periodically with the Compensation Committee’s outside compensation consultant to review the benchmark data. In addition, Mr. Coleman provided recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the performance measures used in the Company’s bonus and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels. In connection with these recommendations, Mr. Coleman consulted with the Company’s Chief Financial Officer. Although Mr. Coleman regularly attended Compensation Committee meetings, his compensation package was considered by the committee in an executive session without him present, using data, analysis and advice provided by the outside compensation consultant, and then reviewed and approved by the independent members of the Board of Directors. The Compensation Committee also met from time to time in executive session with the outside compensation consultant, but without the presence of Mr. Coleman or any other members of management, to consider, among other things, the compensation recommendations proposed by Mr. Coleman.

President and Chief Executive Officer

As described above, Mr. Altabef was named President and Chief Executive Officer of the Company effective January 1, 2015. Under a letter agreement entered into between Mr. Altabef and the Company, he is entitled to an annual base salary of not less than $972,000 per year and is eligible to earn an annual bonus with a target bonus opportunity of not less than 125% of his annual base salary. Mr. Altabef is also eligible to receive equity and other long-term incentive awards under the Company’s long-term incentive plans in each year such awards are made to executive officers generally and to participate in the benefit programs generally made available to executive officers as in effect from time to time. During Mr. Altabef’s employment, he will be provided with access to the use of a Company-paid apartment in the Philadelphia metropolitan area for business purposes.

Principal Components of Executive Officer Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation.

Base Salary

Elected officers’ initial base salaries are determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Thereafter, increases in salary can be based on the Compensation Committee’s evaluation of any number of factors, including the individual’s level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the benchmark compensation data. In February 2014, when it conducted its review of executive compensation, the Compensation Committee determined that no elected officers would receive salary increases in 2014 given economic conditions and the Company’s ongoing efforts to contain costs and manage cash. In its review, the committee also considered the relationship of executive compensation at the Company to the benchmark compensation data and determined that salaries that had been in effect for 2013 for the Named Officers remained generally consistent with the median for the market.

Short-Term Variable Incentive Compensation

During 2014, all of the Company’s elected officers were eligible to receive annual and quarterly bonuses in the form of cash incentive compensation through the EVC Plan. Compensation under the EVC Plan is “at-risk” compensation intended to motivate and reward executives for the attainment of short-term performance goals. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to bonus payments and the amounts of such bonuses. For 2014, the amount of incentive compensation awards paid to the Named Officers under the plan depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company performance goals were met. As a result of his departure on December 1, 2014, Mr. Coleman was paid a pro rata portion of his fourth quarter and full year bonuses for which he would have been eligible under the EVC Plan had his employment with the Company not terminated based on his service time during the quarter (October 1 through December 1) and the year (January 1 through December 1).

The EVC Plan design for 2014 was modified from the prior year to increase the overall upside for maximum performance and to measure each executive officer’s performance under the plan using only corporate metrics. The amount for which participants under the EVC Plan were eligible for maximum performance for the annual component was increased from 150% to 200%, which caused the overall upside for maximum performance to increase from 130% to 160%. This change was implemented to better align with market practice and further incent outstanding performance. In addition, in 2014 each executive officer’s achievement under the EVC Plan was based on the Company’s achievement with respect to three corporate metrics: pre-tax profit, revenue and free cash flow. In prior years, achievement under the EVC Plan for leaders of the Company’s business units was measured in part on the achievement of corporate metrics and in part on the achievement of business unit-specific metrics. The business unit-specific metrics were eliminated in 2014 in order to promote cross-selling and a common focus across the organization.

Target annual bonus amounts for elected officers are approved by the committee and are intended to be competitive in the market in which the Company competes for talent. They are therefore set at or around the median for comparable positions in the market. For 2014, target bonus amounts, which are stated as a percentage of base salary, were as follows for the Named Officers: J. Edward Coleman – 125%; Janet B. Haugen – 90%; Ronald S. Frankenfield – 95%; Jeffrey E. Renzi – 95%; David A. Loeser – 70%; and Edward C. Davies – 95%.

For 2014, the extent to which the Named Officers received their target bonus amounts depended upon the degree to which the Company achieved financial performance targets approved by the Compensation Committee. Bonus payments were based 40% on quarterly performance and 60% on full-year performance. Bonuses with respect to quarterly results were payable after the end of each quarter.

Performance targets set for 2014 were based on pre-tax profit, revenue and free cash flow, with pre-tax profit weighted 40%, revenue weighted 35% and free cash flow weighted 25%. The committee also set threshold and, in the case of annual performance, additionally set maximum performance levels for each criterion, which would result in payment at 50% and 200% of target, respectively, if achieved. No bonus would be paid by the Company in respect of a criterion if performance was below the threshold level, except that the plan had a “catch-up” feature for quarterly periods that allowed participants to receive payments for quarters in which performance targets were not fully met if there was overachievement in later quarters. The performance targets were set to reward strong management performance, given the Company’s strategic objectives and the economic conditions at the time the targets were set.

In October 2014, the Compensation Committee modified the full-year threshold metrics for pre-tax profit and revenue as a result of prevailing market conditions and the possible impact of the CEO transition on the Company’s business during the fourth quarter.

The tables below summarize, for Company-wide performance in 2014, the threshold, target and maximum performance levels and the actual results for each performance metric and the percentage of target bonuses with respect to each metric (rounded to the nearest whole percent) paid based on these results.

Full-year 2014

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Maximum ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	251	331	364	270	62%
Revenue	3,366	3,560	3,630	3,356	50%
Free Cash Flow	94	105	116	107	117%

For the full year, EVC bonuses were funded for the pre-tax profit and free cash flow goals based on actual results compared to the metrics. The Compensation Committee exercised its discretion to pay out EVC bonuses at the threshold amount with respect to the revenue metric because the shortfall between the Company’s actual performance and the threshold was mostly attributable to foreign currency fluctuations. The aggregate percentage of target bonus amounts paid with respect to all three performance metrics for the full year, after taking into account the weightings of performance metrics discussed above, was 72%.

Quarterly 2014

First Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	31	35	0	0%
Revenue	775	797	762	0%
Free Cash Flow	22	26	31	100%

Second Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	49	61	36	0%
Revenue	836	851	806	0%
Free Cash Flow	(63)	(43)	6	100%

Third Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	45	56	113	100%
Revenue	820	862.9	882.5	100%
Free Cash Flow	(10)	(3.2)	(3.8)	96%

Fourth Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	101	176	120	63%
Revenue	915	1,049	906	50%
Free Cash Flow	73	123	74	51%

In the fourth quarter, the Compensation Committee exercised its discretion to pay out EVC bonuses at the threshold amount with respect to the revenue metric because the shortfall between the Company’s actual performance and the threshold was mostly attributable to foreign currency fluctuations. The aggregate percentage of quarterly target bonus amounts paid with respect to all three performance metrics for all four quarters, after taking into account the weightings of performance metrics disclosed above, was 51%.

The above performance metrics include non-GAAP financial measures. The Company defines free cash flow as cash from operations less capital expenditures. Pre-tax profit excludes defined benefit pension expense and is calculated before the accrual for variable compensation. Free cash flow also excludes defined benefit pension contributions. These metrics therefore will differ from the amounts shown in the Company’s financial statements.

The following table summarizes bonus amounts paid to the Named Officers for 2014 under the 2014 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the second paragraph of this section. The EVC Plan gives the Compensation Committee discretion to consider individual performance and to make awards accordingly. Except as noted in the following table, bonus awards to the Named Officers for 2014 were determined by formula based on the performance of the Company against its performance goals. Target amounts for each Named Officer were determined in February 2014 and assume that each Named Officer remained employed by the Company through December 31, 2014.

	Annual (60% of Total)		Quarterly (40% of Total)		Total (Annual + Quarterly)
Named Officer	Target Amount ($)	Actual Amount Paid ($)	Target Amount ($)	Actual Amount Paid ($)	Total Target Amount ($)	Total Actual Amount Paid ($)
J. Edward Coleman(1)	729,000	481,739	486,000	225,948	1,215,000	707,687
Janet B. Haugen(2)	301,551	242,117	201,034	102,478	502,585	344,595
Ronald S. Frankenfield	270,750	194,940	180,500	92,010	451,250	286,950
Jeffrey E. Renzi(3)	270,750	188,507	180,500	92,010	451,250	280,517
David A. Loeser	189,000	136,080	126,000	64,229	315,000	200,309
Edward C. Davies	270,750	0	180,500	11,281	451,250	11,281

(1)

Amounts shown include payments made to Mr. Coleman equal to a pro rata portion of Mr. Coleman’s fourth quarter and full year bonuses for which he would have been eligible under the EVC Plan had his employment with the Company not terminated based on his service time during the quarter (October 1 through December 1) and the year (January 1 through December 1).

(2)	Amounts shown for Ms. Haugen include a discretionary award of $25,000.

(3)

The annual target amount shown for Mr. Renzi reflects an annualized bonus target; however, because Mr. Renzi’s employment with Unisys began after January 1, 2014, the actual amount of annual bonus paid was paid on a pro rata basis based on his service time during the year.

Long-Term Incentive Awards

Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. They are also used as a vehicle to attract, retain and motivate executives responsible for the Company’s long-term success. The Company makes an annual long-term incentive grant to its executives during the first quarter of the year and also may make grants to newly hired employees in connection with their employment.

In 2014, changes were made to the long-term incentive program in order to better reflect the Company’s strategic direction in 2014 and to better align with the practices of the Peer Group Companies. Long-term incentives granted included non-qualified stock options and performance-based and time-based RSUs. The Compensation Committee believed that using three different types of awards would provide balance to the Company’s long-term incentive program and mitigate risk associated with any single award type.

The Company changed its target long-term incentive mix to increase the weight of performance-based RSUs, which comprised approximately 45% of the target long-term incentive award in terms of grant date value. In addition, the Company changed the metrics used to determine the achievement performance-based RSUs to technology revenue and services operating margin. The Company also introduced time-based RSUs in order to promote executive retention and alignment with shareholders.

Stock options, which vest over three years, are intended to serve as a retention vehicle and to align the recipients’ interests with stockholders’ long-term interests because they have value after vesting only if and to the extent that the Company’s stock price exceeds the exercise price of the stock option. Stock options granted in 2014 had an exercise price equal to the fair market value of Unisys common stock on the date of grant. Stock options comprised approximately 35% of the target long-term incentive grant date value.

Performance-based RSUs will be earned only to the extent that the Company’s financial targets are met and, if earned, will vest one-third annually over a three year period. Performance-based and time-based RSUs, which also vest over a three year period, also serve as a retention vehicle and align the recipients’ interests with those of stockholders because the value of the RSUs, once earned, increases and decreases directly based on the Company’s stock price. Time-based RSUs comprised approximately 20% of the target long-term incentive grant date value.

The performance goals for the performance-based RSUs granted in 2014 were based on the revenue in the Company’s technology business and the operating margin of its services business, each of which was weighted 50%. The Company chose a one-year performance period because of the importance of emphasizing these goals in 2014 and because of the difficulty of setting multi-year performance goals in the current economic environment. Threshold, target and maximum performance levels were set for each goal. The RSUs were convertible into shares of Unisys common stock at rates ranging from 0.5 shares per RSU (for performance at threshold level) to 1.0 share per RSU (for performance at target level) to 1.5 shares per RSU (for performance at or above maximum level). If the Company’s performance with respect to a metric was below the threshold level, no shares were earned in respect of that performance measure, and the related RSUs were cancelled. The table below summarizes, for performance-based RSUs granted in 2014, the threshold, target and maximum performance levels and the actual results for each performance metric and the conversion rate applied to vesting RSUs based on these results:

Performance Metric	Threshold	Target	Maximum	Actual	Conversion Rate Applied to RSUs Vesting Into Shares
Technology Revenue	$500 million	$563 million	$580 million	$469 million	0 shares per RSU
Services Operating Margin	6.2%	6.5%	8.0%	4.2%	0 shares per RSU

Because we failed to achieve the threshold for both metrics, no performance-based RSUs granted in 2014 were earned, and no shares of Unisys common stock will be issued in respect of them.

Long-term incentive awards granted to each Named Officer in 2014 are set forth in “Grants of Plan-Based Awards” on page 43. In 2014, the grant date value of the awards to each Named Officer was generally in line with the market median.

In line with the Company’s financial goals, the performance metrics for performance-based RSUs granted in 2015 will be operating profit, which will be measured over a three-year period.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under revised guidelines put into effect in February 2011, elected officers are expected to own Unisys stock or stock units (including vested “in the money” stock options, unvested time-based RSUs and earned performance-based RSUs that have not yet vested) having a value equal to a multiple of their annual base salary, as follows: Chief Executive Officer – 3 times; Chief Financial Officer and senior vice presidents with responsibility for a business unit – 1.5 times; other senior vice presidents – 1 times; vice presidents – 0.5 times. Unvested stock options, vested “under water” stock options and performance-based RSUs that have not yet met the performance criteria will not count toward fulfillment of the ownership guidelines. Officers will be expected to meet the ownership guidelines by February 2016, or within five years of election for officers elected after February 2011. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 22.

Stock Option/RSU Granting Practices

As set forth above, in 2014 long-term incentives generally took the form of stock options and RSUs. Most awards are granted in the annual grant made to executives, although awards may also be granted as part of the hiring process. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee early each year, at the time the Compensation Committee approves the type and number of awards to be granted and finalizes the performance criteria for performance-based awards. For grants in the United States, the grant date is no earlier than the date of the meeting, and the exercise price of stock options is at least 100% of the fair market value of Unisys common stock on the date of grant. The dates of regularly scheduled Board and committee meetings are generally determined many months in advance as part of the normal Board calendaring process.

Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants that require the approval of the Compensation Committee are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings. For these grants, the date of grant is the date of the meeting, if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s Chief Executive Officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the Chief Executive Officer, his direct reports and employees subject to Section 16 of the Securities Exchange Act of 1934). The committee’s delegation of authority specifies that for these stock options the grant date will be either (a) the first business day of the month following the date of the Chief Executive Officer’s approval, if the individual has commenced employment at Unisys, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The Chief Executive Officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

As with stock options, RSUs may also be granted as part of the hiring process. The same procedures regarding the Chief Executive Officer’s authority with respect to, and the timing of, stock option grants to new employees also apply to RSUs granted to new hires.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, subject to underwriting approvals and applicable corporate governance requirements, officers elected prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an elected officer’s base salary plus target bonus during active employment and a death benefit equal to two and one-half times an elected officer’s base salary immediately prior to retirement for retired elected officers who remain eligible for the benefit. The Company increases the benefit payable to the elected officer’s beneficiary to cover any income and employment taxes due. This benefit was eliminated and is no longer available to newly elected officers. Perquisites available to executive officers include financial counseling/tax preparation services and an annual physical examination.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

The 2010 Plan permits the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the 2010 Plan that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jared L. Cohon

Alison Davis

Leslie F. Kenne

Lee D. Roberts (Chair)

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Officers for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary (1)(2) ($)	Bonus (2)(3) ($)	Stock Awards (4)(5) ($)	Option Awards (4) ($)	Non- Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (6) ($)	All Other Compen- sation (7) ($)	Total ($)
J. Edward Coleman Former Chairman and Chief Executive Officer	2014 2013 2012	969,490 972,000 972,000	526,773 — —	3,354,144 1,061,160 780,800	1,575,567 1,573,488 1,560,663	180,914 82,742 1,240,880	— — —	3,513,984 51,562 51,490	10,120,872 3,740,952 4,605,833
Janet B. Haugen Senior Vice President and Chief Financial Officer	2014 2013 2012	558,428 558,428 558,428	— — —	659,276 191,200 140,544	309,699 283,511 280,919	344,595 34,226 513,292	514,749 — 456,559	7,800 7,650 7,500	1,879,798 1,075,015 1,500,683
Ronald S. Frankenfield Senior Vice President and President, Enterprise Solutions	2014 2013 2012	475,000 475,000 475,000	— — —	741,565 215,100 156,160	348,453 318,950 312,133	286,950 31,881 335,211	111,865 — 102,694	7,800 7,650 2,572	1,859,768 1,048,581 1,281,076
Jeffrey E. Renzi Senior Vice President and President, Global Sales	2014	462,715	—	650,440	412,290	280,517	—	21,665	1,827,627
David A. Loeser Senior Vice President, Worldwide Human Resources	2014	450,000	—	356,906	167,711	200,309	—	61,448	1,236,374
Edward C. Davies, Former Senior Vice President and President, Federal Systems	2014 2013	289,740 475,000	— —	741,565 215,100	348,453 318,950	11,281 54,963	— —	8,267 6,375	1,399,306 1,070,388

(1)	Amounts shown for 2014 include accrued vacation payouts made upon termination of employment in the following amounts: Mr. Coleman – $74,766 and Mr. Davies – $17,661.

(2)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(3)	Amounts shown for 2014 include payments of $526,773 made to Mr. Coleman equal to a pro rata portion of the fourth quarter and full year bonuses for which he would have been eligible under the EVC Plan had his employment with the Company not terminated based on his service time during the quarter (October 1 through December 1) and the year (January 1 through December 1).

(4)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2014 financial statements. For more details on grants in 2014, see “Grants of Plan-Based Awards” below.

(5)	Amounts shown for 2014 represent the aggregate grant date fair value of the performance-based RSUs, assuming that target performance levels are met, and the time-based RSUs granted to each Named Officer on February 12, 2014. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Coleman – $4,515,218; Ms. Haugen – $887,425; Mr. Frankenfield – $998,272; Mr. Renzi – $844,060; Mr. Loeser – $480,500; and Mr. Davies – $998,272.

(6)	Amounts shown are the increase in pension value only. Effective December 31, 2006, the Company’s U.S. defined benefit pension plans were frozen, and benefits thereunder ceased to accrue. The changes in pension value shown in the table are principally due to the changes in the discount rate used to determine the present value of the accumulated benefit.

(7)	Amounts shown are Company matching contributions under the Unisys Savings Plan, perquisites (unless the aggregate amount of perquisites for an individual is less than $10,000) and severance payments that accrued upon termination. For 2014, amounts consist of the following: Mr. Coleman – matching contributions of $7,342, perquisites of $48,022, which include $40,080 for a company-paid apartment, and termination payments of $3,458,620; Ms. Haugen – matching contributions of $7,800; Mr. Frankenfield – matching contributions of $7,800; Mr. Renzi – matching contributions of $2,897, perquisites of $8,251 and a gross-up for state and local taxes of $10,517; Mr. Loeser – matching contributions of $7,800 and perquisites of $53,649, which include $46,053 for commuting costs; and Mr. Davies – matching contributions of $6,500, perquisites of $1,725 and a gross-up of the Medicaid and Medicare surcharge tax $42 that became payable after Mr. Davies left the company.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2014 to the Named Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Edward Coleman	2/12/14	607,500	1,215,000	1,944,000	35,980	71,960	107,940	31,980	140,260	32.27	4,929,711
Janet B. Haugen	2/12/14	251,293	502,585	804,136	7,070	14,140	21,210	6,290	27,570	32.27	968,975
Ronald S. Frankenfield	2/12/14	225,625	451,250	722,000	7,955	15,910	23,865	7,070	31,020	32.27	1,090,018
Jeffrey E. Renzi	1/21/14							8,000	36,000	32.90	1,062,730
	2/12/14	225,625	451,250	722,000	6,000	12,000	18,000
David A. Loeser	2/12/14	157,500	315,000	504,000	3,830	7,660	11,490	3,400	14,930	32.27	524,618
Edward C. Davies	2/12/14	225,625	451,250	722,000	7,955	15,910	23,865	7,070	31,020	32.27	1,090,018

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual and quarterly bonuses in the form of cash incentive compensation through the Company’s EVC Plan. As discussed more fully in “Compensation Discussion and Analysis” above, amount of incentive compensation awards paid to the Named Officers under the EVC Plan generally depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company performance goals were met.

Awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based RSUs granted under the 2010 Plan. These RSUs, which are discussed more fully in “Compensation Discussion and Analysis” above, were scheduled to vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that the performance goals established for 2014 by the Compensation Committee of the Board were achieved and if the Named Officer were then employed by the Company. Because the performance goals for 2014 were not achieved, none of these performance-based RSUs will vest.

Awards shown under “All Other Stock Awards” are time-based RSUs granted under the 2003 Plan or the 2010 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Awards shown under “All Other Option Awards” are non-qualified stock options granted under the 2003 Plan or the 2010 Plan. These options will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
J. Edward Coleman	120,000	0		34.92	2/11/2015
	120,000	0		38.68	2/10/2016
	106,667	53,333		19.52	2/9/2017
	59,201	118,399		23.90	2/7/2018
	0	140,260		32.27	2/12/2019
Janet B. Haugen	28,760	0		34.92	2/11/2015	7,922	233,540	14,140	416,847
	28,800	0		38.68	2/10/2016
	19,201	9,599		19.52	2/9/2017
	10,667	21,333		23.90	2/7/2018
	0	27,570		32.27	2/12/2019
Ronald S. Frankenfield	4,000	0		34.92	2/11/2015	8,883	261,871	15,910	469,027
	28,800	0		38.68	2/10/2016
	21,334	10,666		19.52	2/9/2017
	12,001	23,999		23.90	2/7/2018
	0	31,020		32.27	2/12/2019
Jeffrey E. Renzi	0	36,000		32.90	1/21/2019	8,000	235,840	12,000	353,760
David A. Loeser	12,000	24,000		18.47	5/2/2018	8,733	257449	7,660	225,817
	0	14,930		32.27	2/12/2019
Edward C. Davies

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Name	Vesting Date	Number of Shares
J. Edward Coleman	2/7/2015	59,200
	2/9/2015	53,333
	2/12/2015	46,754
	2/7/2016	59,199
	2/12/2016	46,753
	2/12/2017	46,753
Janet B. Haugen	2/7/2015	10,667
	2/9/2015	9,599
	2/12/2015	9,191

Name	Vesting Date	Number of Shares
	2/7/2016	10,666
	2/12/2016	9,190
	2/12/2017	9,189
Ronald S. Frankenfield	2/7/2015	12,000
	2/9/2015	10,666
	2/12/2015	10,341
	2/7/2016	11,999
	2/12/2016	10,340
	2/12/2017	10,339
Jeffrey E. Renzi	1/21/2015	12,001
	1/21/2016	12,000
	1/21/2017	11,999
David A. Loeser	2/12/2015	4,977
	5/2/2015	12,000
	2/12/2016	4,977
	5/2/2016	12,000
	2/12/2017	4,976

(2)	Awards shown are time-based RSUs and performance-based RSUs for which the performance period has ended and the number of shares earned has been determined. These awards are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares
Janet B. Haugen	2/9/2015	1,632
	2/12/2015	2,097
	2/12/2016	2,097
	2/12/2017	2,096
Ronald S. Frankenfield	2/9/2015	1,813
	2/12/2015	2,357
	2/12/2016	2,357
	2/12/2017	2,356
Jeffrey E. Renzi	1/21/2015	2,667
	1/21/2016	2,667
	1/21/2017	2,666
David A. Loeser	2/12/2015	1,134
	5/2/2015	2,667
	2/12/2016	1,133
	5/2/2016	2,666
	2/12/2017	1,133

(3)	Market value reflects the $29.48 closing price of Unisys common stock on December 31, 2014.

(4)	Awards shown are performance-based RSUs for which the number of shares earned has not yet been determined. If earned, these awards are scheduled to vest as follows if the individual is then employed by the Company.

Name	Vesting Date	Number of Shares
Janet B. Haugen	2/12/2015	4,714
	2/12/2016	4,713
	2/12/2017	4,713
Ronald S. Frankenfield	2/12/2015	5,304
	2/12/2016	5,303
	2/12/2017	5,303
Jeffrey E. Renzi	1/21/2015	4,001
	1/21/2016	4,000
	1/21/2017	3,999
David A. Loeser	2/12/2015	2,554
	2/12/2016	2,553
	2/12/2017	2,553

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2014 for each of the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Edward Coleman	—	—	32,195	918,988
Janet B. Haugen	37,500	981,750	2,448	79,185
Ronald S. Frankenfield	3,750	98,588	2,630	85,027
Jeffrey E. Renzi	—	—	—	—
David A. Loeser	—	—	2,667	64,728
Edward C. Davies	21,334	44,481	2,630	85,027

Pension Benefits

Certain of the Company’s officers participate in the following three pension plans sponsored by Unisys in the United States. Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

•	Unisys Pension Plan (the “Pension Plan”) – a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•

Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) – a non-qualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•

Unisys Corporation Elected Officer Pension Plan (the “Officer Plan”) – a non-qualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

The table below presents pension plan information as of December 31, 2014 for certain of the Named Officers. Mr. Coleman, Mr. Renzi and Mr. Loeser are not participants in any of the three pension plans because they were not employed by the Company prior to when the plans were frozen.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Janet B. Haugen	Pension Plan Supplemental Plan Officer Plan	10.667 10.667 10.667	531,401 239,242 1,905,804	— — —
Ronald S. Frankenfield	Pension Plan Supplemental Plan Officer Plan	25.000 25.000 25.000	658,875 3,169 —	— — —
Edward C. Davies	Pension Plan Supplemental Plan Officer Plan	3.25 3.25 3.25	39,712 31,824 —	— — —

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. However, for executives who are not eligible for unreduced benefits prior to age 65, benefits are assumed to commence at age 65. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the MRP-2007 base table (sex distinct) projected with Scale MMP-2007. The discount rate used is 4.09% per annum. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for Officer Plan participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s bookkeeping account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. All Named Officers who met plan eligibility requirements are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment; or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Ms. Haugen and Mr. Frankenfield are eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2014, Ms. Haugen and Mr. Frankenfield were vested in their Pension Plan benefit and would have been eligible to immediately receive the cash balance portion of their benefit upon termination of employment. Ms. Haugen and Mr. Frankenfield are eligible to receive an early retirement benefit under the career pay formula. Mr. Davies’ employment with the Company terminated in July 2014 and is vested in his Pension Plan benefit. He is eligible to commence his benefit immediately.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

Unisys Corporation Supplemental Executive Retirement Income Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

As of December 31, 2014, Ms. Haugen and Mr. Frankenfield were vested in their Supplemental Plan benefit. Ms. Haugen and Mr. Frankenfield were vested as of December 31, 2004 and are eligible to immediately receive the pre-2005 cash balance portion of their benefit upon termination of employment. Ms. Haugen and Mr. Frankenfield are also eligible to receive an early retirement benefit. Mr. Davies, whose employment with the Company terminated in July 2014, commenced his Supplemental Plan benefit effective February 1, 2015.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

The Company has established a grantor trust relating to the Supplemental Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the Officer Plan. The Officer Plan was closed to entrants as of December 31, 2006. As a result, Ms. Haugen is the only Named Officer who is eligible for the plan.

The Officer Plan provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the Pension Plan and the Supplemental Plan.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the Supplemental Plan.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Officer Plan.

Generally, benefits under the Officer Plan vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2014, Ms. Haugen was vested in her Officer Plan benefits. Ms. Haugen is currently eligible to receive an early retirement benefit.

The Company has established a grantor trust relating to the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Savings Plan

The Named Officers are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2014, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

Name	Executive Contributions in 2014 ($)	Company Contributions in 2014 ($)	Aggregate Earnings in 2014 ($) (1)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance at December 31, 2014 ($) (1)
J. Edward Coleman	—	—	20	—	365
Janet B. Haugen	—	—	11,892	—	214,848
Ronald S. Frankenfield	—	—	1,871	—	33,803
Jeffrey E. Renzi	—	—	—	—	—
David A. Loeser	—	—	—	—	—
Edward C. Davies	—	—	2,943	—	53,179

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The payments to Mr. Coleman as a result of his departure in 2014 are described below. In addition, under the agreements and plans discussed below, the Continuing Named Officers and Mr. Altabef would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

Departure of Mr. Coleman

As described above in “Compensation Discussion and Analysis”, Mr. Coleman left the Company effective December 1, 2014. Pursuant to the terms of the letter agreement dated December 22, 2008 between the Company and Mr. Coleman, as a result of his departure, Mr. Coleman became entitled to receive an amount equal to two times his base salary plus his annual bonus (in an amount equal to the average percentage of his target bonus paid for the preceding three years multiplied by his target bonus amount as of his departure date). This payment, which totals $3,458,620, will be paid in a lump sum six months following Mr. Coleman’s departure date. In addition, the Board of Directors determined to accelerate the vesting of RSUs in respect of 19,728 shares of Company common stock that previously had been granted and was scheduled to vest in early February 2015 upon Mr. Coleman’s departure. Mr. Coleman and his eligible dependents will also be entitled to receive medical and dental coverage, at the same premium rates charged to active employees, for up to two years following his departure. To receive health coverage, Mr. Coleman will be required to pay the full premium charged for the coverage. The Company will then reimburse him the amount of the premium that exceeds the amount he would have paid as an employee, plus a tax gross-up on that amount. Such coverage will cease if Mr. Coleman becomes employed during that two-year period. Total amounts payable to Mr. Coleman in respect of medical and dental coverage for two years are expected to be $47,110. The agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of departure. In the event Mr. Coleman breaches any of these provisions, the Company will have the right to terminate any termination payments due to him, and Mr. Coleman must repay any termination payments previously made to him upon termination of his employment.

Mr. Altabef’s Letter Agreement

Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as President and Chief Executive Officer, if Mr. Altabef’s employment is terminated by the Company without cause or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as Chief Executive Officer) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef, subject to his execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.

Executive Officer Severance Agreements

In December 2014, the Company entered into letter agreements with certain of its executive officers, including the Continuing Named Officers, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each such executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program. The amount of the termination payments to which the Continuing Named Officers would be entitled if their employment had terminated on the last business day of 2014 under circumstances entitling them to the payments above are set forth below, along with the total amounts that would have been payable to them in respect of medical, dental and vision coverage for one year.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)
Janet B. Haugen	1,061,013	16,167
Ronald S. Frankenfield	926,250	17,367
Jeffrey E. Renzi	926,250	11,360
David A. Loeser	765,000	848

The Continuing Named Officers are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

Change in Control Agreements

The Company has entered into change in control employment agreements with its executive officers, including the Continuing Named Officers and Mr. Altabef. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Beginning in 2010, the Company made changes to the change in control employment agreements that it enters into with newly elected officers that (a) shorten the benefits continuation period from three years to two years, (b) reduce benefits from a multiple of three to a multiple of two times salary and bonus, (c) eliminate excise tax gross-ups and (d) eliminate the provision allowing the executive to receive benefits if he or she voluntarily terminates employment during the 13th month following a change in control. Ms. Haugen and Mr. Frankenfield entered their change in control employment agreements before these changes were implemented, but the change in control employment agreements that Mr. Renzi and Mr. Loeser entered into do include these changes. Mr. Altabef’s change in control employment agreement is substantially similar to the other post-2010 change in control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the annual bonus paid after the change of control. The material terms of each of the change in control employment agreements with the Continuing Named Officers are summarized below.

Pre-2010 Change in Control Agreements

A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location) or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits. For Ms. Haugen and Mr. Frankenfield, these benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to three years base salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus), (3) a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, (4) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the three-year period, (5) for three years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee, plus a tax gross-up on that amount. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. However, if the gross-up payment in respect of the excise tax would not result in a net after-tax benefit to the executive of at least $50,000, then no gross-up payment will be made, and the termination payments will be reduced (a “Cutback”) to an amount that will not give rise to the excise tax. The executive is under no obligation to mitigate amounts payable under these agreements.

Post-2010 Change in Control Agreements

Mr. Renzi and Mr. Loeser are entitled to the same special termination benefits enumerated above, except that (a) the lump sum payment referred to in (2) above will be equal to two years salary and bonus, (b) the lump sum payment referred to in (4) above will be for two years of welfare plan premiums and (c) the continued eligibility for health coverage referred to in (5) above will be for two years. In addition, neither Mr. Renzi nor Mr. Loeser’s agreement provides for any gross-up for any excise tax imposed on any payment by the

Company under Section 4999 of the Internal Revenue Code. The payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Renzi or Mr. Loeser.

Summary

If the Continuing Named Officers had become entitled to the special termination benefits described above on the last business day of 2014, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Pension Accrual ($)(1)	Value of Outplacement Services ($)(2)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Excise Tax Gross-Up ($)(3)	Total ($)(4)
Janet B. Haugen	513,292	3,215,160	—	50,000	16,972	104,953	1,730,703	5,631,080
Ronald S. Frankenfield	335,211	2,430,633	—	50,000	14,470	112,956	1,446,783	4,390,053
Jeffrey E. Renzi	451,250	1,852,500	—	50,000	9,646	22,943	—	2,386,339
David A. Loeser	21,452	942,904	—	50,000	9,146	1,666	—	1,025,168

(1)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006.

(2)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(3)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plans. The calculations use a Federal excise tax rate of 20%, a Federal income tax rate of 39.6%, a Medicare tax rate of 2.35% and the current income tax rates for the states of residence of the Named Officers.

(4)	Amounts shown in this column do not include the value of the vested awards shown in the tables below under “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs, and, in the case of awards granted beginning in February 2010, a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and time-based RSUs will become fully vested and, depending on the applicable plan, either a pro-rata portion (based on the completed portion of the related performance cycle) or the full amount of the target amount of performance-based RSUs will vest. If a change in control and a termination of employment had occurred on the last business day of 2014, the Continuing Named Officers would have become vested in the following number of RSUs, having the following values:

Name	Vested Units (#)	Value of Vested Units (1) ($)
Janet B. Haugen	22,062	650,388
Ronald S. Frankenfield	24,793	730,898
Jeffrey E. Renzi	20,000	589,600
David A. Loeser	16,393	483,266

(1)	Based on the $29.48 closing price of Unisys common stock on December 31, 2014.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

Name	Stock Options (#)	Exercise Price ($)
Janet B. Haugen	9,599	19.52
	21,333	23.90
	27,570	32.27
Ronald S. Frankenfield	10,666	19.52
	23,999	23.90
	31,020	32.27
Jeffrey E. Renzi	36,000	32.90
David A. Loeser	24,000	18.47
	14,930	32.27

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 46. As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan become immediately vested upon a change in control of the Company.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2014, no officers or directors had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2016 annual meeting of stockholders must be received by the Company by November 19, 2015.

Any stockholder who intends to present a proposal at the 2016 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 30, 2016.

Any stockholder who intends to make a nomination for the Board of Directors at the 2016 annual meeting must deliver to the Company no later than January 30, 2016 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2014 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000, plus expenses.

By Order of the Board of Directors,

Gerald P. Kenney

Senior Vice President, General Counsel

and Secretary

Dated: March    , 2015